Exhibit 10.70

LEASE AGREEMENT

THIS INDENTURE made as of the 18th day of September, 2012, by and between EDIETS, INC., a Delaware corporation, having an address of 1000 Corporate Drive, Suite 600, Fort Lauderdale FL 33334 (“Tenant”) and 555 ANDREWS LLC, a Florida limited liability company, having an address of 50 E. Sample Road, Pompano Beach, Florida 33064 (“Landlord”):

1.	BASIC LEASE PROVISIONS AND DEFINITIONS:

1.1	Property Name:	The 555 Building
	Address:	555 SW 12th Avenue
Pompano Beach, FL 33069
	Unit/Suite No.:	Suite 210

1.2	Area of Premises: Unit 210 (8,777 square feet) of Net Rentable Area as reflected on the site plan attached hereto as Schedule 1. Tenant acknowledges that the Net Rentable Area of Premises may be different (either greater or lesser) than the Gross Leasable Area (“GLA”) or useable area, as GLA utilizes a portion of common floor area in its calculation.

1.3	Occupancy Commencement Date: September 18, 2012.

1.4.	Expiration Date of Lease: September 17, 2013 (subject to the provisions of Paragraph 1.32 below).

1.5.	Interest: If any payments of Rent, Additional Rent or any other charges due hereunder shall not be paid on the date due, then in addition to any other charges incurred pursuant to this Lease (including late charges), the amount due shall bear interest at 12% per annum, from the date due through and until the date actually received by Landlord.

1.6	Late Charges: The parties agree that late payment by Tenant to Landlord of rent will cause Landlord to incur costs not contemplated by this Lease, the amount of which is extremely difficult to ascertain. Therefore, the parties agree that if any installment of rent is not received by Landlord within 10 days after rent is due, Tenant in addition to Interest charged hereunder will pay to Landlord a sum equal to 5% of the monthly rent as a late charge.

1.7	Prepaid Rent: Simultaneously with the execution of this Lease by Tenant, Tenant shall pay to Landlord, in addition to the Security Deposit set forth below, the sum of $9,777.58 which shall be allocated:

(a) $9,777.58 representing the Basic Rent for the first monthly rental payment due under this Lease (not including applicable sales tax) for the first month of the Lease (i.e., September 18, 2012 to October 17, 2012).

(b)     N/A     representing the estimate of the Basic Rent and Operating Expense Rent for the last monthly rental payment due under this Lease (including applicable sales tax). This amount shall be added to the Security Deposit, and provided that the Security Deposit shall be maintained as required, at all times throughout the term of this Lease, Landlord shall apply so much of the Security Deposit as shall exceed the amount set forth in Paragraph 1.10. below towards the rent due for the last month of the Lease Term.

1.8	Lease Commencement Date: September 18, 2012.

1.9.	Rent Commencement Date: September 18, 2012.

1.10	Basic Rent: For the first Lease Year, commencing on the Rent Commencement Date (based upon a gross/full service basis) as set forth herein per year, in the amount of $117,331.00 payable in equal monthly installments of $9,777.58 per month (not including applicable sales tax) (subject to adjustments as provided in Exhibit “Rent Schedule”, or as set forth in Paragraph(s) 1.19; 1.24, or as otherwise provided herein.

1.11	Percentage Rent: N/A

1.12	Security Deposit: $9,777.58 payable upon execution of this Lease.

1.13	Permitted Use: Premises shall be used as a general offices and other directly related functions, and for no other purpose, or under any other trade name whatsoever, without the prior written consent of Landlord.

1.14	Trade Name: eDIETS.

1.15	Normal Building Services Hours:

24 Hours per day, 7 days a week

1.16	Net Rentable Area: 8,777 sq. ft.

1.17	Guarantor(s): N/A See Schedule 2 (which shall control in the event of any conflict).

Name:	TIN No.:
Address:

1.18	Radius: N/A.

1.19	Rental Adjustment(s) during initial term: One Year Lease; no schedule applicable.

1.20	Initial Base Amount for Common Area Maintenance and Operating Expenses: N/A

1.21	Tenant Proportionate Share: The Tenant’s Proportionate Share as used herein is hereby defined as 18.39% (8,777 GLA of Premises divided by 47,727 of Building). Tenant’s Pro Rata Share shall be modified in proportion to any increase or decrease in the GLA of the Building.

1.22	Intentionally deleted.

1.23	Intentionally deleted.

1.24	Intentionally deleted.

1.25	Address for payment of rent and notices:

Landlord:	Tenant:

555 Andrews, LLC	EDIETS, INC.
50 E. Sample Road	555 SW 12th Avenue
Suite 400	Suite 210
Pompano Beach, Florida 33064	Pompano Beach, FL 33069
Attn: Property Manager	Attn: VP Finance
(954) 784-3031	(954) 681-4312

1.26	Broker: The Broker is Joseph Jarkesy, Fitzgerald Group Commercial Real Estate, and Landlord will bear the cost of the commission payable to Broker in connection with this Lease. Landlord and Tenant warrant and represent to each other that they have not consulted or negotiated with any broker or finder with regard to the Premises or this Lease other than Broker and COHEN COMMERCIAL REALTY INC. (Tenant Broker)

If either party shall be in breach of the foregoing warranty, such party shall indemnify the other against any loss, liability and expense (including attorneys’ fees and court costs), arising out of claims for fees or commissions from anyone having dealt with such party in breach.

1.27	Extra Building Services: If a Tenant shall require any air conditioning or heating service outside of the Normal Building Services Hours, or in excess for the standard for the Building, Tenant will advise Landlord for such requirement and shall pay the cost of such additional services (including without limitation, installation, operation, maintenance and any increase in insurance expense resulting therefrom), pursuant to Paragraph 1.27 below, as established by Landlord and modified from time to time.

1.28	Building Services Surcharge: $75.00 per operating hour; provided however, that Tenant shall pay the sum of $100.00 per month (plus applicable sales tax) for its extended hours of operation (not to exceed 12 hours per month) for the period 7AM to 2PM, Saturdays.

1.29	Building Services Supplied by Owner: Landlord shall obtain and pay for the following Building Services: Heating, ventilation and air conditioning for the purposes of comfort control, cold water and sewer services to common areas, solid waste/trash removal. Notwithstanding anything contained herein to the contrary, Tenant agrees that any charges in connection with such Building Services Supplied by Owner (including hook-up, connection fees and charges, impact fees, and other similar charges or surcharges) shall be deemed Operating Expenses.

1.30	Parking Ratio Amount: Not to exceed 6.0 parking spaces per 1,000 square feet of rentable area of the Premises.

1.31	Gross Lease. The Rent set forth in Paragraphs 1.10 and 1.19 above, and for purposes of Paragraphs 1.20 and 1.21 above, shall be gross and full service, and include all Operating Expenses, common area expenses, operating costs, common area maintenance, electric, and janitorial pursuant to Paragraph 4.

1.32	Miscellaneous:

A. The Premises are being delivered to Tenant with certain furniture and equipment, including without limitation, telephone and computer equipment located in the phone/IT room or elsewhere in the Premises (the “FF&E”). At the termination or expiration of the Lease, all such FF&E shall remain in the Premises and shall not and may not be removed by Tenant. All such FF&E shall be utilized by Tenant for their normal purposes and Landlord assumes no liability and makes no representation whatsoever with respect to the FF&E.

B. Landlord shall not be obligated to (although Landlord may, in its sole discretion so elect), and it shall not be a condition precedent to Tenant’s obligations hereunder, to prepare and/or send Tenant, or for Tenant to receive, an invoice for any payments due hereunder. Tenant hereby acknowledges that Landlord does not currently create or forward invoices for rent, common area, maintenance or operating expense reimbursement (“CAM”), additional rent or any other charges due under this Lease. Failure to deliver an invoice, in the event Landlord shall elect in any circumstances to invoice tenants (including Tenant), shall not act to relieve Tenant of its obligations under this Lease including, without limitation, the payment of any rent, additional rent, or other charges under the Lease, nor excuse any failure of Tenant to pay the rent, additional rent, or other charges due, or perform any of its obligations under the Lease.

2.	DEMISE

Landlord hereby demises and lets unto Tenant, and Tenant hereby hires and takes from Landlord the premises outlined on the plan attached hereto as EXHIBIT “A” being a portion of the SECOND FLOOR, identified as the Unit in Paragraph 1.1 above (the “Premises”) of the Office Building located at the address set forth in Paragraph 1.1. above (the “Building”), for the term of approximately ONE YEAR (the Term”), to commence upon the Commencement Date, as set forth in Paragraph 1.3 above, and shall terminate on the Expiration Date, unless sooner terminated as hereinafter provided, or extended pursuant to Tenant’s renewal option, if any, which may be set forth herein. Unless such an option to extend shall be specifically set forth herein, no such right shall exist or be implied. Tenant covenants to pay the Basic Rent, to Landlord at its principal office or that of its agent or at any other place designated in writing by Landlord. Tenant shall pay the Security Deposit set forth herein and all other required payments set forth in Paragraph 1.7 above, upon the execution of this Lease. Tenant shall pay all Basic Rent provided without deduction, diminution or setoff except as herein provided. Tenant agrees to pay to Landlord any sales, use or excise tax imposed or levied by any governmental agency having jurisdiction thereof. The land on which the Building has been erected, as more particularly described in Exhibit “B” attached hereto and made a part hereof, is hereinafter referred to as the “Land”. The Building, Land and all improvements thereon constitute the property (“Property”). The Property together with any additional property owned by Landlord adjacent and contiguous to the Property, together with improvements thereon, shall hereinafter be the “Entire Property”.

The Premises are leased upon the following terms and conditions:

3.	RENT

A. Basic Rent. Tenant shall pay to Landlord, due and payable on the 15th day of each and every month, in advance, during the term hereof, the Basic Rent set forth in Paragraph 1.10 above, together with applicable sales tax, beginning on the Rent Commencement Date.

The Basic Rent shall be adjusted, annually, in accordance with Exhibit “Rent Schedule”, Paragraphs 1.19 and 1.24, above, or as otherwise provided herein, if applicable.

B. Late Charges and Interest. Any unpaid Rent shall bear interest at the rate set forth in Paragraph 1.5 above from the date due until paid. In addition thereto, Tenant shall pay Late Charges as set forth in Paragraph 1.6 above.

4.	TENANT’S SHARE OF OPERATING EXPENSES

A. The parties agree that the Basic Rent as set forth in Paragraph 1.10 above is based on a gross/full service rental rate and includes the Tenant’s share of Operating Expenses, Common Area Expenses and other charges pursuant to this Paragraph 4.

B. Common Area Expenses. The term “Operating Expenses or Common Area Expenses” shall mean all costs of operating and maintaining the Building, including, without limitation, items described in the subparagraphs (a) and (b) hereinbelow:

(a) All taxes, assessments (of any kind), water and sewer charges and other governmental charges levied on or attributable to the Building and to the real property on which the Building is situated and for which Landlord shall become liable to pay because of or in connection with the ownership, leasing and operating of the Building, including, without limitation, (i) real property taxes or assessments levied or assessed against the Building, (ii) assessments or charges levied or assessed against the Building by a redevelopment agency, and (iii) any tax measured by gross rentals or income from the lease of the Demised Premises or Building to the extent the same may be imposed in lieu of or in addition to any taxes or assessments upon the land or Building, excluding any net income, franchise, capital stock, estate or inheritance taxes by the State or Federal government or their agencies, branches or departments; provided that if at any time during the term of this Lease any governmental entity levies, assesses or imposes on Landlord any (1) general or specific, ad valorem or specific, excise, capital levy or other tax, assessment, levy or charge directly on the rent received under this Lease or on the rent received under any other leases of space in the Building, or (2) any license fee, excise or franchise tax, assessment, levy or charge measured by or based, in whole or in part, upon such rent, or (3) any transfer, transaction, or similar tax, assessment, levy or charge based directly or indirectly upon the transaction represented by this Lease or such other leases, or (4) any occupancy, use, per capital or other tax, assessment, levy or charge based directly or indirectly upon the ownership, use or occupancy of the Demised Premises or other premises within the Building, then any such tax assessments, levies and charges shall be deemed to be included in the term Operating Costs.

(b) Operating Costs incurred by Landlord shall include all costs and expenses paid or incurred by Landlord in connection with the ownership, operation, operating, management or maintenance of the Building, including, without limitation, the following: costs of utilities supplied by Landlord, supplies, heating, air conditioning systems, plumbing systems, lighting systems, electrical, insurance of all kinds which Landlord in good faith pays (including, without limitation, public liability, property damage, earthquake, and fire and extended coverage required by Landlord or its lenders for the Building, and any loss of damage to the Property and any part thereof not covered by insurance (including any applicable deductible or self-insured coverage); services of independent contractors, compensation, wages, salaries and fringe benefits (including employment taxes) of all employees or contractors in connection with the operation, maintenance, repair or overhaul of the Building, including, without limitation, trash and garbage and refuse pickup, engineers, janitors and janitorial services, painters, floor waxers, window washers, security and parking personnel and gardeners (but excluding persons performing services not uniformly available to or performed for substantially all Building Tenants), reserves for repairs or replacement of roof, elevator or operating systems as established by Landlord, reasonable and customary costs for management of the Property including, without limitation, an office for the Building, including the personnel therein, whether managed by Landlord or an independent contractor (including, without limitation, an amount equal to the fair market value of any on-site manager’s office except to the extent that such office is used to market and lease space in the Building), rental expenses for (or a reasonable depreciation allowance on) personal property used in the maintenance, operating or repair of the Building, costs, expenditures or charges (whether capitalized or not) required by any governmental or quasi-governmental authority, amortization of capital expenses (including financing costs) (i) required by a governmental entity for energy conservation or life safety purposes, or (ii) made by Landlord to reduce Operating Costs, and any other costs or expenses incurred by Landlord associated with the Building or tenants and not otherwise reimbursed by tenants of the Building.

C. Not applicable and intentionally deleted.

D. Not applicable and intentionally deleted.

E. Not applicable and intentionally deleted.

5.	USE

Tenant shall use and occupy the Premises only for the Permitted Use set forth in Paragraph 1.13, and complying with all applicable governmental ordinances, rules or statutes, building or zoning codes applicable to the subject Property, or the Tenant’s facility or use, and for no other purpose, without the express written consent of the Landlord, which may be granted or withheld in the Landlord’s sole discretion. In the event the Tenant uses the Premises for purposes not expressly permitted herein, the Landlord may terminate the Lease or, without notice to Tenant, and/or restrain said improper use by injunction.

6.	UTILITIES

Nothing contained herein shall be construed as a representation by Landlord that any utility service shall continue to be available to the premises. Landlord shall not be liable to Tenant for any interruption in utility services beyond Landlord’s control, provided that Landlord shall take no action to interfere with, interrupt or terminate the availability of such services. Landlord shall obtain and pay for Building Services supplied by Landlord.

7.	UNUSUAL EQUIPMENT

The Tenant will not install or maintain any electrically operated equipment other than machinery, office machines, office equipment, computers and similar type equipment normally used by occupants of similar office space, without first obtaining the consent in writing of the Landlord. Tenant, prior to its occupancy, shall submit a list of its electrical equipment, and electrical consumption to Landlord for its approval, which shall not be unreasonably withheld.

8.	TENANT TO TAKE GOOD CARE OF PREMISES

Tenant shall keep the Premises and all common areas in good, clean, safe and sanitary condition and shall permit no waste or injury to occur to the Premises and fixtures therein, or to any additions, alterations and improvements thereto. All damages caused by Tenant’s negligence, or that of his agents, servants, employees or visitors, whether interior or exterior, structural or nonstructural, foreseen or unforeseen within common areas on the Premises, shall be repaired promptly by Tenant at its sole cost and expense so that such areas on the Premises are in at least as good condition as they were prior to such damage. In the event that the Tenant fails to comply with the foregoing provisions within ten (10) days after written notice from Landlord, the Landlord shall have the option to enter the Premises at any reasonable time without liability for business interruption and make all necessary repairs at Tenant’s cost and expense, the same to be added to and be payable with the next monthly installment of rent.

9.	COMPLIANCE WITH DIRECTIVES OF AUTHORITIES

Tenant shall, at its own cost and expense, promptly and fully comply with all regulations related to Tenant’s use of the premises. Tenant waives any claim against Landlord for any expense or damage resulting from non-compliance with any of the said rules or regulations, and/or compliance or non-compliance with any laws, orders or ordinances. Tenant agrees that failure to comply with rules and regulations, adopted by Landlord, as modified from time to time, constitutes a material breach of this Lease.

10.	ALTERATIONS AND IMPROVEMENTS, ETC.

Except as otherwise provided for herein, Tenant shall not cut, drill into, disfigure, deface or injure any part of the Premises, provided, however, Tenant may take any of the foregoing actions required for the authorized use of the Premises which nor obstruct or permit any obstruction, alteration addition, improvement, decoration or installation in the Premises are non-structural in nature;. Notwithstanding anything contained in this Lease to the contrary, or seemingly to the contrary, Tenant shall not commence any alterations or improvements within the Premises or elsewhere in the Property, without first submitting to Landlord a full set of plans and specifications for any such proposed improvements or alterations, and obtaining approval of said plans and specifications from Landlord which approval shall not unreasonably be delayed or withheld. All alterations, additions, improvements, decorations or installations, including but not limited to, partitions, railing, air-conditioning ducts or equipment (except, provided Tenant is not then in default, movable furniture and fixtures put in at the expense of Tenant and removable without defacing or injuring the Building or the Premises), shall become the property of Landlord at the termination of the term. Landlord, however, reserves the option to require Tenant, at Tenant’s sole cost, upon demand in writing, to remove all fixtures and additions, improvements, decorations or installations (including those not removable without defacing or injuring the Premises) and to restore the Premises to the same condition as when originally leased to Tenant, reasonable wear and tear excepted; provided, however, Landlord shall not have the right to require Tenant to remove any fixtures, additions, improvements, decorations and/or installations which are initially installed by and for Tenant in order to prepare the Premises for occupancy by Tenant in a manner which has been approved by landlord. Tenant agrees to restore the Premises immediately upon the receipt of the said demand in writing at his own cost and expense and agrees in case of his failure to do so, that Landlord may do so and collect the cost thereof from Tenant as hereinafter provided. Landlord and Tenant agree that any special electrical or electronic system installation or removal requirements shall be the Tenant’s responsibility.

11.	INSPECTION, EXAMINATION AND ENTRY

Landlord and Landlord’s agents shall have the right to enter the Premises at all reasonable hours to examine the same, and workmen may enter at any time in the event of emergency and otherwise at reasonable times and upon reasonable notice when authorized by Landlord or Landlord’s agents to make such repairs, alterations or improvements in the Building as Landlord may in its sole discretion deem necessary or desirable. If, during the last month of the term, Tenant shall have removed all or substantially all of Tenant’s property, Landlord may immediately enter the Premises and prepare them for any future Tenant. Furthermore, the Landlord may, during the last month of the term, if Tenant shall have removed all or substantially all of Tenant’s property, allow such future Tenant to occupy the Premises. These acts shall have no effect upon Tenant’s obligation under this Lease and Tenant shall be entitled to no abatement or diminution of rent as a result thereof, except that in the event such future Tenant makes any payment for the period up until the expiration of this Lease, Tenant shall be entitled to an abatement of rent for such period. If Tenant shall not be personally present to open and permit entry into the Premises, when entry thereunto shall be permissible or necessary hereunder, Landlord may forcibly enter same without rendering Landlord liable to any claim for damages and without affecting the obligation and covenants of this Lease. Employees of Landlord and Landlord’s agents shall be permitted to enter the Premises by passkey at all reasonable times, and at any time in the event of emergency. Landlord may, within thirty (30) days of the Lease termination, display “For Rent” signs upon the Premises when deemed appropriate by Landlord. Landlord, upon reasonable notice, may enter the property during the business hours to show prospective purchasers of the entire premises, or mortgagees, and within thirty (30) days of the lease termination, may enter the premises to show prospective Tenants the office space.

12.	INCREASE IN INSURANCE

Tenant will not, except upon prior written notice to Landlord for matters required for Tenant’s authorized use hereunder, and subject to Landlord’s prior approval which may be withheld in Landlord’s sole discretion, and further subject to the provisions of this Paragraph 12, do or permit anything to be done upon or bring or keep or permit anything to be brought or kept into or on the Premises which shall increase the rate of fire insurance in the Premises, on the Building of which the Premises form a part or on the property located therein. If by reason of the failure of Tenant to comply with the terms of this Lease, or by reason of Tenant’s use (even though permitted or contemplated by this Lease), the fire insurance rate shall at any time be higher than it would otherwise be, Tenant shall reimburse Landlord for that part of all fire insurance premiums charged because of such violations or occupancy by Tenant. In the event Tenant shall fail to carry the proper insurance required under this Lease, Tenant shall indemnify and hold Landlord harmless against any loss which would have been covered under such insurance, if same had been obtained.

13.	NO LIABILITY

Landlord, except due to willful misconduct or gross negligence, shall not be liable for any failure of water supply, electric current, heating or air conditioning, elevator service, or any other service, provided that Landlord shall take no action to interfere with, interrupt or terminate the availability of such services; nor for injury, or loss of life, or damage to person or property caused by fire or theft or by the elements or by other Tenants or persons in the Building, or resulting from the operation of elevators, heating or air conditioning or lighting apparatus, or from falling plaster or similar materials; or from steam, gas, electricity, water, rain, or dampness, which may leak or flow from any part of the Building, or from the pipes, appliances, or plumbing work of the same, or from any other place for damages resulting from the acts or omissions of Tenant, Tenant’s agents, employees, invitees or other occupants of the Building. Landlord shall not be liable for any loss or damage that Tenant may sustain by reason of the closing or darkening of any of the windows in the Premises through the erection of, or any addition to, a new building or otherwise, and the same shall not constitute a constructive eviction. All goods or property or personal effects stored or placed by the Tenant in or about the Building, shall be at the sole risk of the Tenant nor shall Landlord be liable to Tenant for any act or omission (excluding gross negligence, or willful acts of Landlord, its principals, agents, employees or servants).

14.	DAMAGE BY FIRE OR OTHER CASUALTY

If, through no fault or negligence of Tenant, his visitors, agents or servants, the Premises shall be partially damaged by fire or other casualty, the damage, excluding any of Tenant’s alterations, floor coverings, equipment, decorations or fixtures, shall be repaired by Landlord, and the rent, until such repairs are made, shall be apportioned according to the portion of the Premises which are still usable. If the damage shall be so extensive as to render the Premises wholly untenantable, the rent shall cease until such time as the Premises shall become tenantable. However, if the damage, is so extensive that the Premises cannot be made tenantable within four (4) months from the date of the fire or other casualty, Landlord, at its option, may elect to relocate Tenant into reasonably similar office space within the Building, or if Landlord shall not so elect, then either party shall have the right to terminate this Lease upon ten (10) days written notice to the other. In case the Building generally throughout (though the Premises may not be affected) is so injured or destroyed by fire or other casualty that Landlord shall decide not to rebuild or reconstruct the Building, the term of this Lease shall cease upon fifteen (15) business days written notice sent by Landlord and the rent shall be paid up to the time of such destruction and the Lease shall thereafter be of no further effect. In the event that any question shall arise between Landlord and Tenant as to whether or not repairs shall have been made with reasonable dispatch, due allowance shall be made for any delays, which may arise in connection with the adjustment of the fire insurance loss and for any delays arising out of what are commonly known as “labor troubles” or “material troubles” or from any other cause beyond Landlord’s control. In any event Landlord shall not be liable to Tenant by reason of fire or other damage to the Building or the Premises (excluding gross negligence or willful acts of Landlord). Anything contained herein to the contrary notwithstanding, if the proceeds of Landlord’s insurance (recovered or recoverable) as a result of any damage to the demised premises by a casualty shall be insufficient to pay for the cost of repair of the premises, or if the premises shall be damaged by a casualty which is not covered by Landlord’s insurance, Landlord shall have the right to terminate this Lease by giving written notice of such termination to Tenant within ninety (90) days after the date of such casualty.

15.	CONDEMNATION

If the Land or Building in which the Premises are located, or any part of said Land or Building be condemned or otherwise leased or taken under the right of eminent domain by any competent authority for public use or is taken by private purchase in lieu of condemnation, this Lease shall at the option of the Landlord terminate upon forty-five (45) days notice to Tenant and rent shall be paid pro rata to such termination date. Tenant shall have no right or claim to any part of the award or purchase price.

Tenant, may be granted the right, in Landlord’s sole discretion, to make a separate claim against the condemnor for its leasehold interest, removal expenses, business dislocation, damages and moving expenses in connection with the condemnation. Except as aforesaid, Tenant hereby waives all claims for condemnation against Landlord. Any claim by Tenant shall be prosecuted at Tenant’s sole cost and expense.

16.	NO ABATEMENT

No diminution or abatement of rent, or other compensation, shall be allowed for inconvenience or injury arising from the making of repairs, alterations or improvements to the Building nor for any space taken (provided that the amount of space shall not be material, and if material, the rent shall be adjusted proportionately unless occasioned by Tenant’s fault, negligence or willful misconduct) to comply with any law, ordinance, or order of governmental authority, nor for the Landlord’s failure, delay, or interruption in supplying any service or in performing any obligation on Landlord’s part to be performed if the same be occasioned or caused, in whole or in part, by accident, alterations, or repairs, desirable or necessary to be made, or by Landlord’s inability or difficulty in obtaining labor, material or supplies, or by reason of any cause beyond Landlord’s control. No such interruption, curtailment or change of any such “service” shall be deemed a constructive or actual eviction unless such interruption, curtailment or change shall be material in nature, shall continue for more than thirty (30) continuous days, and shall be within the control of Landlord. Landlord shall not be required to furnish any of such “services” during any period wherein Tenant shall be in default in the payment of rent. Provided, however, that Landlord agrees that upon notice from Tenant it shall commence and diligently pursue cure of any condition which is the responsibility of Landlord pursuant to the terms of this Lease. Landlord shall use reasonable efforts to minimize any disturbance or interruptions of service to Tenant for any actions under this Paragraph 16.

17.	ABANDONMENT

In case Tenant shall fail to take possession within thirty (30) days of the commencement of the term, or in case the Premises or any part thereof shall be vacated during the term prior to the expiration of the term of this Lease, Landlord shall have the right to enter the Premises without instituting any proceeding either by force or otherwise without being liable for damages therefor, and to relet the same, or any part thereof, for the unexpired portion of the term or longer and to collect the rent therefor, and to apply the rents so collected to the payment of rent and all other sums payable to Landlord. Tenant shall in such case remain responsible to Landlord for any and all deficiency, loss and damage suffered by Landlord, as provided in Paragraph 20. For the purpose of this Paragraph, the Premises shall be deemed to have been vacated when Tenant shall have vacated the Premises and been away therefrom for fourteen (14) consecutive days, exclusive of holidays, irrespective of whether the keys have been delivered to Landlord or not.

18.	TENANT’S INSURANCE

Tenant shall, during the term of this lease, maintain insurance against public liability, including that from personal injury or property damage in or about the Premises resulting from the occupation, use or operation of the Premises insuring both Landlord and Tenant, in amounts of not less than One Million Dollars ($1,000,000.00) in respect to bodily injury or death to any one person, of not less than One Million Dollars ($1,000,000.00) in respect of bodily injury or death to more than one person in one accident, and of not less than Five Hundred Thousand ($500,000.00) in respect of property damage. All policies of insurance provided for in this Paragraph 16 shall be issued in form reasonably acceptable to Landlord by insurance companies qualified to do business in Florida. Each and every such policy: (i) shall be issued in the names of Tenant with Landlord and any other parties in interest from time to time designated in writing by notice from Landlord to Tenant named as an additional insured; (ii) shall be for the mutual and joint benefit and protection of Landlord and Tenant and any such other parties in interest as additional insureds; (iii) shall (or a certificate thereof shall) be delivered to Landlord and any such other parties in interest within ten (10) days before delivery of possession of the Premises to

Tenant and thereafter within thirty (30) days prior to the expiration of each policy, and, as often as any such policy shall expire or terminated, renewal or additional or additional policies shall be procured and maintained in like manner and to like extent; (iv) shall contain a provision that the insurer will give to Landlord and such other parties in interest at least thirty (30) days notice in writing in advance of any cancellation, termination or lapse, or the effective date of any reduction in the amounts of insurance; (v) shall be written as a primary policy which does not contribute to and is not in excess of coverage which Landlord may carry; (vi) shall be non-contributing as to Landlord any mortgagee; and (vii) shall contain a provision that Landlord and any such other parties in interest, although named as an insured, shall nevertheless be entitled to recover under said policies for any loss occasioned to it, his servants, agents and employees by reason of the negligence of Tenant. Any insurance provided for herein, may be maintained by means of a blanket policy or policies provided Landlord shall be named as an additional insured thereunder, as his interest may appear; the coverage afforded Landlord and any such other parties in interest will not be reduced or demised by reason of the use of such blanket policy of insurance; and the requirements set forth in this Paragraph 16 are otherwise satisfied. Tenant agrees to permit Landlord at all reasonable times to inspect the policies of insurance of Tenant with respect to the Premises for which policies or copies thereof are delivered to Landlord.

19.	DEFAULT; LANDLORD’S REMEDIES

A. Events of Default. The Tenant shall be in default under this Lease if any one or more of the following events occurs:

(i) Tenant shall fail to pay the Security Deposit or any part thereof, any other amounts due under this Lease, any installment of the Basic Rent and/or any additional rent called for hereunder as and when the same shall become due and payable, and such default shall continue for a period of ten (10) days after the same is due;

(ii) Tenant shall default in the performance of, or compliance with any of, the other terms or provisions of this Lease, other than non-payment, as set forth in (i) above, and such default shall continue for a period of ten (10) business days after the giving of written notice thereof from landlord to Tenant, or, in the case of any such default which cannot, with bona fide due diligence, be cured within ten (10) business days, Tenant shall fail to proceed promptly after the giving of such notice with bona fide due diligence to cure such default and thereafter to prosecute the curing thereof with said due diligence within such period of ten (10) business days (it being intended that as to a default not susceptible of being cured with due diligence within the (10) business days, the time within which such default may be cured shall be extended for such period as may be necessary to permit the same to be cured with due diligence but in no event to exceed 60 days);

(iii) Tenant shall assign or transfer this Lease or sublet all or any portion of the Premises, or attempt to assign, transfer or sublet all or any portion of the Premises, in a manner not permitted by Paragraph 21;

(iv) Tenant shall file a voluntary petition in bankruptcy or an Order for Relief be entered against it, or shall file any petition or answer seeking any arrangement, reorganization, composition, readjustment or similar relief under any present or future bankruptcy or other applicable law, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Tenant of all or any substantial part of Tenant’s properties;

(v) If, within forty-five (45) days after the filing of any involuntary petition in bankruptcy against Tenant or the commencement of any proceeding against Tenant seeking any arrangement, reorganization, composition, readjustment or similar relief under any law, such proceeding shall not have been dismissed, or if, within forty-five (45) days after the appointment of a receiver, without the consent or acquiescence of Tenant, of any substantial part of its properties, such appointment shall not have been vacated or stayed on appeal or otherwise, or if, within forty-five (45) days after the expiration of any such stay, such appointment shall not have been vacated; or

(vi) Not applicable and intentionally deleted.

(vii) Not applicable and intentionally deleted.

(viii) The death, insolvency, bankruptcy, of any Guarantor or the appointment of a Receiver, Custodian, Trustee or Guardian for any Guarantor or any obligor, or any attempt by one or more Guarantor(s) to terminate, disclaim or disavow or reject its Guaranty of this Lease; or the default in any term or condition of the Guarantee Agreement.

B. Landlord’s Remedies. Upon the happening of any event of default as set forth herein, Landlord shall have the right, at Landlord’s sole and exclusive option, in addition to and cumulative with any other rights Landlord may have, at law or in equity, or which shall be granted to Landlord statutorily, to exercise any one or more of the following remedies, without notice or demand whatsoever (except as expressly provided for herein):

(i) Termination of Lease. In any such event, or during the continuance thereof, Landlord may, at his option, by written notice to Tenant, designate a date not less than three (3) days from the giving of such notice on which this Lease shall end; and thereupon, on such date, this Lease and all rights of Tenant hereunder shall be deemed ended and terminated; or

(ii) Surrender of Premises. Upon any such termination of this Lease, Tenant shall quit and peacefully surrender the Premises to Landlord, and Landlord, upon and at any time after such termination, may without further notice reenter and repossess the Premises, whether by force, summary proceedings or otherwise, without being liable to any prosecution or damages therefor, and no person claiming through or under Tenant or by virtue of any statute or of any order of any court shall be entitled to possession of the Premises. Landlord may further enter the demised premises and without further demand or notice proceed to distress and sale of the goods, chattels and personal property there found, to levy the rent, and Tenant shall pay all costs and officers’ commissions, including watchmen’s wages and sums chargeable to Landlord, and further including any sums chargeable according to state law as commissions to the sheriff or other person making the levy, and such amounts shall immediately attach and become part of the claim of Landlord for rent. Any tender of rent without said costs, commissions and charges made after the issuance of a warrant for distress shall not be sufficient to satisfy the claim of Landlord.

(iii) Repossession. Without terminating this Lease to enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim for damages thereof. Nothing contained herein shall be construed to require the Landlord to exercise the remedies set forth in this paragraph.

(iv) Reletting. At any time or from time to time after any such termination of this Lease or retaking possession of the Premises, Landlord may relet the Premises or any part thereof, in the name of Landlord or otherwise, for such term or terms and on such conditions as Landlord in his discretion may determine, and may collect and receive the Basic Rent therefor. Landlord shall in no way be responsible or liable for any failure to relet the Premises or any part thereof or for any failure to collect any Basic Rent due upon any such reletting. Landlord shall not, in any event, be required to pay Tenant any surplus of any sums received by Landlord on a reletting of the Premises in excess of the rent or other sums provided in this Lease.

(v) Acceleration. If an event of default shall occur, in addition to any other rights or remedies Landlord may have under this Lease, at law or in equity, Landlord may accelerate in whole or any part of the rent and any additional rent and any other charges, payments, costs and expenses herein agreed to, to be paid by Tenant for the entire unexpired balance of the term of this Lease, and any rent, other charges, payments, costs and expenses, if so accelerated, shall, in addition to any and all installments of rent already due and payable and in arrears, and/or any other charge, expense or cost herein agreed to be paid by Tenant which may be due and payable and in arrears, be deemed due and payable as if, by the terms and provisions of this Lease, such accelerated rent and other charges, payments, costs and expenses, were on that date payable in advance.

(vi) Collect Rents from Subtenants. Require all rental payments and other payments due from any subtenant or assignees occupying all or any portion of the Premises which would otherwise be paid to Tenant, to be paid directly to Landlord and to apply such rents paid to or collected by Landlord against any rent or other charges due Landlord by Tenant hereunder. Tenant hereby authorizes and directs said assignees or subtenants, their successors and assigns, to pay such amounts due Landlord upon notification by Landlord that it has the right to collect same pursuant to this paragraph. No direct collection by Landlord under this subparagraph (vi) shall act in any way to release Tenant from its obligations hereunder.

(vii) Removal of Property. Landlord may remove all or any part of Tenant’s property (including furniture, fixtures and equipment) from the Premises and any property so removed may be stored at the cost of and for the account of Tenant and Landlord shall not be responsible for the care or safekeeping thereof. Tenant hereby waives any and all claims for any loss, destruction, and/or damage or injury which may be occasioned by any of the aforesaid acts, except for requirements of care of such property provided by Florida law.

(viii) Survival of Obligations. No termination, pursuant to this Paragraph 19, shall relieve Tenant of its liability and obligations under this Lease, and such liability and obligations shall survive any such termination. No re-entry or taking possession of the premises, or acceptance by Landlord of Tenant’s keys to the Premises or any other action by Landlord, shall be construed as an election on Landlord’s part to terminate this Lease, unless written notice of such election is given to Tenant.

20.	DEFICIENCY AFTER PRIOR TERMINATION OR ABANDONMENT AND WAIVER BY TENANT

In case of reentry, repossession or termination of this Lease prior to the expiration date thereof, Tenant shall remain liable, at the option of Landlord, for the Basic Rent and additional rent, if any, for the balance of said term, whether the Premises be relet or not, and for all expenses, including reasonable attorneys’ fees through all appeals thereof of the Landlord in reentering, repossessing and re-renting, the Premises. Tenant agrees to pay any deficiency from said re-renting to Landlord at the end of each and every month. Any suit brought by Landlord to enforce collection of such deficiency shall not prejudice Landlord’s right to enforce the collection of any further deficiency for any subsequent period. Landlord may relet the whole or any part of the Premises for the whole of such unexpired period of this Lease or longer for any rental obtainable, giving such concessions of rent and making such usual or special repairs, alterations, decorations and doing such painting for any new Tenant as it may in its sole discretion deem advisable. Tenant hereby waives any right of redemption.

21.	ASSIGNMENT AND SUBLETTING

A. Assignment and Subletting:

(i) Tenant shall not, whether voluntarily, involuntarily, or by operation of law, or otherwise: (a) assign or otherwise transfer this Lease or term and estate hereby granted, except to an affiliate or subsidiary of the Tenant, or offer to advertise to do so; or (b) mortgage, encumber, or otherwise hypothecate this Lease or the Premises or any part thereof in any manner whatsoever, without in each instance obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld. Notwithstanding and in addition to the foregoing, Landlord shall have no obligation to allow assignment in any event, unless and until Landlord shall determine, in its sole and absolute discretion that the prospective assignee is at least as credit worthy as Tenant was at the execution of this Lease, and any prospective assignee has provided such financial information to Landlord, as shall be required by Landlord, and deemed necessary to allow Landlord to determine such credit worthiness.

(ii) The provisions of Paragraph 21.A.(i) shall apply to a transfer exceeding 49% or ownership interests of the stock of Tenant as if such transfer were an assignment of this Lease; but said provisions shall not apply to a corporation whose stock is registered with the Securities and Exchange Commission and publicly traded, or to transactions with a corporation into or with which Tenant is merged or consolidated or to which substantially all of Tenant’s assets are transferred, or to any corporation which controls or which is controlled by Tenant, or is under common control of Tenant, provided in any of such events: (a) the successor to Tenant has a net worth computed in accordance with generally accepted accounting principles at least equal to the greater of (y) the net worth of Tenant immediately prior to such merger, consolidation or transfer or (z) the net worth of Tenant herein named, on the date of this Lease; and (b) proof satisfactory to Landlord of such net worth shall have been delivered to Landlord at least ten (10) days prior to the effective date of such transaction. Notwithstanding, any other provision of the Paragraph 21, the Landlord hereby acknowledges and consents to a merger of Tenant with and into a wholly owned subsidiary of As Seen On TV Inc. in substantially the manner contemplated by that certain letter of intent dated August 9, 2012, a copy of which has been provided to Landlord.

(iii) Further, the Landlord may consent to the sublease of all or any part of the Premises provided the Tenant enters into a sublease containing the same terms and conditions contained herein (exclusive of rent).

(iv) Any assignment agreed to by Landlord shall be evidenced by a valid, executed Assignment and Assumption of Lease. Any attempted transfer, assignment, subletting, mortgaging or encumbering of this Lease in violation of this Paragraph shall be void and confer no rights upon any third (3rd) person. Such attempt shall, at Landlord’s option, constitute a material breach of this Lease and entitle Landlord to the remedies provided for default.

(v) If, without such prior written consent, this Lease is transferred or assigned by Tenant, or if the Premises, or any part thereof, are sublet or occupied by anybody other than Tenant, whether as a result of any act or omission by Tenant, or by operation of law or otherwise, Landlord, whether before or after the occurrence of an event of default, may, in addition to, and not in diminution of or substitution for, any other rights and remedies under this Lease or pursuant to law to which Landlord may be entitled as a result thereof, collect rent from the transferee, assignee, subtenant or occupant and apply the net amount collected to the rent herein reserved without thereby waiving any of Landlord’s rights reserved herein, nor shall any such collection constitute a release of Tenant from any obligations hereunder.

(vi) Anything contained in the foregoing provisions of this Paragraph to the contrary notwithstanding neither Tenant or any other person having an interest in the possession, use, occupancy or utilization of the Premises shall enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Premises which provides for rental or other payment for such use, occupancy or utilization based, in whole or in part, on the income or profits derived by any person from the Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported amount based on a fixed percentage or percentages of receipts or sales, and any such purported lease, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises.

B. Tenant’s Liability. Tenant shall always, and notwithstanding any such assignment, attempted assignment or subleasing, and notwithstanding the acceptance of rent by Landlord from any such assignee or sublessee, remain liable for the payment of rent hereunder and for the performance of all of agreements, conditions, covenants and terms herein contained, on the part of Tenant herein to be kept, served or performed, his liability to always be that of principal and not of surety, nor shall the giving of such consent to an assignment or sublease, be deemed a complete performance of the said covenants contained in this Paragraph so as to permit any subsequent assignment or subleasing without the like written consent, provided however, any approved, assignment or sublease consented to by Landlord at a rent equal to or greater than the rent due hereunder, for a term equal to or greater than the remaining term existing under this Lease to a subtenant or assignee who shall be determined by Landlord to be of equal or greater credit worthiness than Tenant, pursuant to the provisions of this Lease, shall act to release the Tenant from any further liability under the Lease, except any obligation to pay amounts due under the Security Deposit provision, as set forth herein.

C. Landlord’s Right of Last Refusal. Notwithstanding the foregoing other than Paragraph 21.A.(ii), where Tenant desires to assign or sublease, the Landlord shall have the right, but not the obligation, to cancel and terminate the Lease and deal with Tenant’s prospective assignees or subtenant directly without any obligations to Tenant terminate the Lease, and reacquire the premises on its own account.

D. Landlord’s Transfer. The Landlord shall have the right to sell, assign, mortgage or otherwise encumber or dispose of Landlord’s interest in the Building and Premises and this Lease.

E. Collection of Rent from Others. Subject to the provisions of Paragraph 21.B., if the Tenant’s interest in this Lease be assigned, or if the Premises or any part thereof be sublet, Landlord may, after default by Tenant, collect rent from the assignee or subtenant (whether approved or otherwise) and apply the net amount collected to the rent due from Tenant. No such collection shall be deemed a waiver of the covenant herein against sale, transfer, mortgage, assignment and subletting or a release of Tenant from the performance of the covenants herein contained. In the event of such default, Tenant hereby assigns the rent due from the subtenant or assignee to Landlord, hereby authorizes such subtenant or assignee to pay the rent directly to Landlord.

F. Information as to Subtenants. If the Premises shall be sublet in whole or in part by Tenant (whether approved or otherwise), Tenant will, on demand of Landlord, furnish and supply in writing, within three (3) days after such demand, any and all information with regard to said subtenants which Landlord may request, including, without limitation, taxpayer Federal ID number, current financial statements, company address and officers’ and directors’ names and addresses. Nothing herein contained shall be construed to be a consent to any subletting, or a waiver of the covenant against subletting, contained herein.

G. Waiver of Claims. Notwithstanding anything contained in this Lease to the contrary, any refusal or delay by Landlord not constitution a breach of Paragraph 21. A(i) in approving Tenant’s request to approve an assignment of this Lease, partial assignment of this Lease, sublease of the whole of or a part of the Premises, or request for subordinate financing or leasehold financing, or waiver of Landlord’s lien rights, shall not in any manner subject Landlord to any claims for damages of any type (including consequential damages); or to any claims for or based upon tortious interference or similar type causes of action.

22.	RIGHT OF LANDLORD TO USE ENTRANCES ETC., AND TO CHANGE SAME

For the purpose of making repairs or alterations in any portion of the Building of which the Premises form a part, Landlord may use one or more of the street entrances, halls, passageways and elevators of the said Building, provided, however, that there be no unnecessary obstruction of the right of entry to the Premises while the same are occupied. Landlord may at any time change the name or number of the Building, remodel or alter the same, or the location any entrance thereto, or any other portion thereof not occupied by Tenant, and the same shall not constitute a constructive or actual, total or partial eviction.

23.	ATTORNEYS’ FEES

If either party shall at any time default hereunder, and if the non-defaulting party shall, in connection with such default, retain an attorney to institute any action and/or render other professional services in connection with enforcing the non-defaulting party’s rights under the Lease, then the losing party will reimburse the prevailing party for the expense of attorneys fees and disbursements thereby incurred by the prevailing party. If Landlord is the prevailing party, the amount of such expenses shall be collected as additional rent, or shall be credited towards rent due hereunder to the Rent, Additional Rent or other payments due hereunder for the next month or following months.

24.	EXAMINATION OF PREMISES AND NO ORAL REPRESENTATION

Tenant’s occupancy of the premises pursuant to this Lease shall indicate that Tenant has made such investigations and inspections as it deems necessary or appropriate, and has accepted the Premises and the Building in their then “as-is”/“where-is” condition without any representations or warranties whatsoever. The taking possession of the Premises, including title thereto by Tenant, shall be conclusive evidence that the Premises were in good and satisfactory condition at the time such possession was taken and in the condition required under this Lease and that all conditions or obligations of Landlord to Tenant hereunder have been satisfactorily complied with. No representation, except those contained herein, has been made on the part of Landlord with respect to the title, state of repair or condition of the Premises or the Building. Tenant will make no claim on account of any representation not contained herein whatsoever, whether made by any renting agent, broker, offices or other representative of Landlord or which may be contained in any circular, prospectus of advertisement relating to the Premises or otherwise, unless the same is specifically set forth in this Lease.

25.	SUBORDINATION AND ATTORNMENT

A. Subordination. This Lease, and all rights of Tenant hereunder, are and shall be subject and subordinate to all ground leases, overriding leases and underlying leases of the property and/or the Building now or hereafter existing and to all mortgages which may now or hereafter affect the Property and/or the Building and/or any of such leases (whether or not such mortgages shall also cover other lands and/or buildings and/or leases). This subordination shall likewise apply to each and every advance made or hereafter to be made under such mortgages, to all renewals, modifications, replacements and extensions of such leases and such mortgages and to spreaders and consolidations of such mortgages. This Paragraph shall be self-operative and no further instrument of subordination shall be required. In confirmation of such subordination, Tenant shall promptly execute, acknowledge and deliver any instrument the Landlord, the lessor under any such lease or the holder of any such mortgage (or their respective successors-in-interest) may reasonably request to evidence such subordination. If Tenant fails to execute, acknowledge or deliver any such instrument within ten (10) days after request therefor, Tenant hereby irrevocably constitutes and appoints Landlord as Tenant’s attorney-in-fact, coupled with an interest, to execute and deliver any such instruments for and on behalf of Tenant. Any mortgage to which this Lease is subject and subordinate is hereinafter referred to as a “Mortgage” and the holder of a Mortgage is hereinafter referred to as a “Mortgagee”.

B. Notice of Mortgagee. If any act or omission of Landlord would give Tenant the right, immediately or after the lapse of a period of time, to cancel this Lease or to claim a partial or total eviction, Tenant shall not exercise such right: (i) until it has given written notice of such act or omission to Landlord and each Mortgagee whose name and address has previously been furnished to Tenant; and (ii) until a reasonable period of time for remedying such act or omission shall have elapsed following the giving of such notice and following the time when such Mortgagee shall have become entitled under such Mortgage, as the case may be, to remedy the same (which reasonable period shall in no event be less than the period to which Landlord would be entitled under this Lease or otherwise, after similar notice to effect such remedy), provided such Mortgagee shall, with due diligence, give Tenant notice of intention to, and commence and continue to, remedy such act or omission.

C. Attornment. If any Mortgagee or any other party shall succeed to the rights of Landlord hereunder, whether through possession or foreclosure action or delivery of a new lease or deed, then, at the request of such party (hereinafter referred to as “Successor Landlord”), Tenant shall attorn to and recognize each Successor Landlord as Tenant’s Landlord under this Lease and shall promptly execute and deliver any instrument such Successor Landlord may reasonably request to evidence such attornment. Upon such attornment, this Lease shall continue in full force and effect as a direct lease between Successor Landlord and Tenant upon all the terms, conditions, and covenants as set forth in this Lease except that the Successor Landlord shall not: (i) be liable for any previous act or omission of Landlord under this lease; (ii) be subject to any offset, not expressly provided for in this Lease, which theretofore shall have accrued to Tenant against Landlord; or (iii) be bound by any previous modification of this Lease or by any previous prepayment.

26.	HOLDING OVER

If the Tenant retains possession of the Premises or any part thereof after the termination of the term or any extension thereof, by lapse of time or otherwise, unless Landlord shall approve of such holding over, in which event Tenant shall pay the then-existing Basic Rent, the Tenant shall pay the Landlord rent at double the annualized Basic Rent payable in writing, computed on a per month basis, for the first month or portion thereof that Tenant thus remains in possession, and triple the annualized Basic Rent thereafter for the time the Tenant thus remains in possession, together with Additional Rent and all other charges due hereunder. The provisions of this Paragraph 26 do not waive the Landlord’s right of re-entry or any other right hereunder. Any retention of the Premises after the termination of this Lease or any extension thereof shall be considered as a month-to-month holdover unless otherwise agreed to in writing by both parties.

27.	CERTIFICATE BY TENANT

Tenant shall deliver to Landlord or to its mortgagees, auditors, or prospective purchaser, or to the owner of the fee, when requested by Landlord a certificate to the effect that this Lease is in full force and effect and that Landlord is not in default herein or stating specifically any exceptions thereto. Failure to give such a certificate within ten (10) days after written request shall be conclusive evidence that Lease is in full force and effect and Landlord is not in default and Tenant shall be estopped from asserting any defaults known to him at that time.

28.	REMEDIES CUMULATIVE

The various rights, remedies, powers and elections of Landlord or Tenant, reserved, expressed or contained in this Lease, are cumulative, and no one of them shall be deemed to be exclusive to the others or of such other rights, remedies, powers, options or elections as are now, or may hereafter be, conferred upon Landlord or Tenant by law.

29.	NO WAIVER

No waiver by Landlord of any provision hereof shall be deemed to have been made unless such waiver be in writing signed by Landlord. The failure of Landlord or Tenant to insist upon the strict performance of any of the covenants or conditions of this Lease, or to exercise any option herein conferred, shall not be construed as waiving or relinquishing for the future any such covenants, conditions or options, but the same shall continue and remain in full force and effect. No act of Landlord or its agent during the term hereof shall be deemed an acceptance of a surrender of the Premises unless made in writing and personally subscribed by Landlord neither shall the delivery of the keys to the premises by Tenant to Landlord or its agents be deemed a surrender and acceptance thereof. No payment by Tenant of a lesser amount than the Basic Rent herein stipulated shall be deemed to be other than on account of the stipulated rent.

30.	NON-LIABILITY AND INDEMNIFICATION

A. Non-Liability of Landlord. Neither Landlord nor any beneficiary, agent, servant, or employee of Landlord, nor any Mortgagee, shall be liable to Tenant for any loss, injury, or damage, to Tenant or to any other person, or to its or their property, irrespective of the cause of such injury, damage or loss, unless caused by or resulting from the gross negligence or willful misconduct of Landlord, his agents, servants or employees in the operation or maintenance of the Premises or the Building, subject to the doctrine of comparative negligence in the event of contributory negligence on the part of Tenant or any of its subtenants or licensees or its or their employees, agents or contractors. Tenant recognizes that any Mortgagee will not be liable to Tenant for injury, damage or loss caused by or resulting from the negligence or willful misconduct of the Landlord. Further, neither Landlord, any Mortgagee, nor any partner, director, officer, agent, servant, or employee of Landlord shall be liable (i) for any such damage caused by other Tenants or persons in, upon or about the Building, or(ii) caused by damages arising out of any loss of use of the Premises or any equipment or facilities therein by Tenant or any person claiming through or under Tenant.

B. Indemnification by Tenant. Tenant shall indemnify and hold Landlord and all Mortgagees and his and their respective partners, directors, officers, agents, employees and beneficiaries harmless from and against any and all claims from or in connection with (i) the conduct or management of the Premises or any business therein, or any work or thing whatsoever done by Tenant its employees, guests or invites, or any condition created done by Tenant its employees, guests or invites in or about the Premises done by Tenant its employees, guests or invites during the term of this Lease or during the period of time, if any, prior to the Commencement Date that Tenant may have been given access to the Premises; (ii) any act, omission or negligence of Tenant or any of its subtenants or licensees or its or their partners, directors, officers, agents, employees or contractors; (iii) any accident, injury or damage whatsoever (unless caused solely by Landlord’s negligence or willful misconduct) occurring in, at or upon the Premises; and (iv) any breach or default by Tenant in the full and prompt payment and performance of Tenant’s obligations under this Lease; together with all costs, expenses and liabilities incurred in or in connection with each such claim or action or proceeding brought thereon including, without limitation, all reasonable attorneys’ fees and expenses. In case any action or proceeding be brought against Landlord and/or Mortgagee and/or his or their partners, directors, officers, agents and/or employees by reason of any such claim, Tenant, upon notice from Landlord or such Mortgagee, shall resist and defend such action or proceeding (by counsel reasonably satisfactory to landlord or such Mortgagee).

C. Independent Obligations; Force Majeure. The obligations of Tenant hereunder shall be suspended to the extent that (i) Landlord is unable to fulfill, or is delayed in fulfilling any of his obligations under this Lease by reason of strike, other labor trouble, governmental pre-emption of priorities or other controls in connection with a national or other public emergency or shortages of fuel, supplies, labor or materials, Acts of God or any other cause, whether similar or dissimilar, beyond Landlord’s reasonable control. Tenant shall not hold Landlord liable for any latent defect in the Premises or the Building nor shall Landlord be liable for injury or damage to person or property caused by fire, theft, or resulting from the operation of elevators, heating or air-conditioning or light apparatus, or from falling plaster, or from steam, gas, electricity, water, rain, or dampness, which may leak or flow from any part of the Building, or from the pipes, appliances or plumbing work of the same.

31.	ADDITIONAL RENT

If Landlord shall make any expenditures for which Tenant is liable under this Lease, or if Tenant shall fail to make any payment due from him under this Lease, the amount thereof shall at Landlord’s option be deemed “Additional Rent” and shall be due with the next succeeding installment of rent. For the nonpayment of any Additional Rent, Landlord shall have the same remedies and rights that Landlord has for the nonpayment of the Basic Rent.

32.	NOTICES

All notices shall be in writing. Any notice by Landlord to Tenant shall be deemed to be duly given on the date delivered if sent by hand delivery or by a reputable overnight mail service such as, but not limited, to Federal Express, UPS Overnight, or DHL, U.S. Postal Service Express Mail, facsimile with confirmation of receipt, or email with confirmation or acknowledgement of receipt, or four (4) days from the date of mailing if sent by registered or certified mail, addressed to Tenant at the Building in which the Premises are situated. Any notice by Tenant to Landlord shall be deemed duly given four (4) days after mailing if sent by registered or certified mail to Landlord at 50 E. Sample Road, Suite 400, Pompano Beach, FL 33064 (or at such other address as may hereafter be designated by Landlord) with a copy to the agent of Landlord charged with the renting and management of the Building otherwise upon actual delivery.

33.	SURRENDER AT EXPIRATION OF TERM

Tenant agrees at the expiration of the term to quit and surrender the Premises and everything belonging to or connected therewith in as good state and condition as reasonable wear and use thereof will permit, and to remove all signs, advertisements and rubbish from the said Premises; and Tenant hereby expressly authorizes Landlord, as the agent of Tenant, to remove such rubbish and make such changes and repairs as may be necessary to restore the Premises to such condition at the expense of Tenant.

34.	RULES AND REGULATIONS

Tenant agrees to observe and comply with and to cause all persons visiting in the Premises to observe and comply with the rules and regulations annexed hereto and such other and further reasonable rules and regulations as Landlord may from time to time deem needful and prescribe for the reputation, safety, care and cleanliness of the Building, and the preservation of good upon adoption by Landlord be delivered in written form to Tenant and shall thereafter order therein and the comfort, quiet and convenience of other occupants of the Building, which rules and regulations shall be deemed terms and conditions of this Lease. Landlord shall not be liable to tenant for the violation of any of the said rules and regulations by any other Tenant or person.

35.	IMPROVEMENTS IN THE PREMISES

Prior to commencement of any improvements, alteration or construction by Tenant, Tenant shall deliver to Landlord security in a form acceptable to Landlord, in its sole discretion, in an amount deemed reasonably sufficient by Landlord, in its sole, reasonable discretion, to cover the greater of (i) the costs of completion of the Tenant Improvements set forth in this Paragraph in accordance with the approved plans and specifications, or (ii) the amount of the approved construction contract; subject to the verification by Tenant’s general contractor or engineer, and naming Landlord as a beneficiary. All such construction shall be installed and completed in accordance with all applicable building codes and the approved plans and specifications, and shall be approved by any architect or engineer performing inspection services for Tenant.

36.	Not applicable and intentionally deleted.

37.	DIMENSIONS

It is understood that any dimensions or sizes on either working or renting plans are merely approximations and whether such plans are attached or are made part of this Lease or not, Landlord shall not be liable, and this Lease shall not be void or voidable, because of exigencies arising during construction, alteration or preparation for Tenant’s occupancy result in changes not indicated on such plans.

38.	SECURITY DEPOSIT

Upon execution hereof, Tenant shall deposit with Landlord the Security Deposit and Prepaid Rent set forth in Paragraphs 1.12 and 1.7, respectively, in cash, said sum representing security for the faithful performance and observance by Tenant of the terms, provisions and conditions of this Lease. Landlord shall apply Prepaid Rent in accordance with Paragraph 1.7 hereof. It is agreed that in the event Tenant defaults in respect of any of the terms, provisions and conditions of this Lease, including, but not limited to, the payment of Basic Rent and additional rent, Landlord may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any rent and additional rent or any other sum as to which Tenant is in default or for any sum which landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms, covenants and conditions of this Lease, including, but not limited to, any damages or deficiency in the reletting of the Premises, whether such damage occurred before or after summary proceedings or other re-entry by Landlord. In the event that Tenant shall fully and faithfully comply with all of the terms, provisions, covenants and conditions of this Lease, the Security Deposit, but not any prepaid rents, as tendered by Tenant, pursuant to this Paragraph, excluding any rent portion thereof, shall be returned to Tenant after the date fixed at the end of the Lease and after delivery of entire possession of the Premises to Landlord. In the event of a sale of the Land or Building, of which the Premises form a part, Landlord shall have the right to transfer the security to the vendee, and Landlord shall thereupon be released by Tenant from all liability for the return of such security and Tenant agrees to look solely to the new Landlord for the return of said security. Tenant shall receive notice of any such sale and transfer of the Security Deposit. It is agreed that the provisions hereof shall apply to every transfer or assignment made of the security to a new Landlord. Tenant further covenants that it will not assign or encumber the moneys deposited herein as security and that neither Landlord not its assigns shall be bound by any such assignment or encumbrance. Landlord shall not be required to keep the security in a segregated account and the security may be commingled with other funds of Landlord, and in no event shall Tenant be entitled to any interest on the security. The mortgagee holding a mortgage encumbering the Building shall not be responsible to Tenant for the security deposit in the event such mortgagee becomes the owner of the Building through foreclosure or by reason of a deed in lieu thereof. Tenant agrees not to look to any Mortgagee or Purchaser at any foreclosure sale or Guarantee in a Deed given in lieu of foreclosure for the return of any Security Deposit given to Landlord unless Landlord has given such Deposit to any such entity, however in such event, any amount of such security shall be credited to Tenant, pursuant to the Lease.

39.	QUIET POSSESSION AND OTHER COVENANTS

Landlord covenants that if and so long as Tenant pays the Basic Rent and additional rent reserved by this Lease and performs and observes all of the covenants, conditions and rules and regulations hereof, Tenant shall quietly enjoy the Premises, subject, however to the terms of this Lease. Tenant expressly agrees for himself, his executors, administrators, personal representatives, successors and assigns that the covenant of quiet enjoyment (express or implied) and all other covenants in this Lease on the part of Landlord to be performed shall be binding upon Landlord for so long as Landlord remains the owner of the Building of which the Premises form a part, and shall, provided the Tenant is not in default of any term or condition hereof, be binding upon any successors or assigns of the Landlord.

40.	PARKING

Landlord and Tenant hereby acknowledge and agree that the current parking plan for the Building is an open parking arrangement (except for covered parking spaces which are reserved by Landlord for its exclusive use or licensing). Tenant shall not receive any designated parking spaces, except by separate License Agreement (for a separate fee). Parking spaces shall be unassigned and Landlord shall not be liable for any damage of any nature whatsoever to, or any theft of, automobiles or other vehicles or the contents thereof, while in or about the Entire Property. Tenant acknowledges and hereby agrees that Landlord may at any time, at its option elect to designate or assign parking spaces to specific tenants, or to designate certain parking spaces for employee or visitor parking and Tenant shall for itself and its employees comply with such designated or assigned parking areas. Landlord reserves the right in its absolute discretion to determine whether parking facilities are becoming crowded and, in such event, to allocate specific parking spaces among Tenant and other tenants or to take such other steps necessary to correct such condition, including but not limited to policing and towing and if Tenant, its employees, contractors or invitees are deemed by Landlord to be contributing to such condition, to charge that portion of the cost thereof to Tenant which Landlord reasonably determines to be caused by the failure of Tenant, its employees, contractors, agents and invitees to use the parking in compliance with this Lease and the rules and regulations relating to parking. Landlord reserves the right, and Tenant hereby agrees and acknowledges that Landlord may, in its sole and absolute discretion, elect to construct or designate certain parking spaces as premium parking, for which Landlord shall be entitled to charge, pursuant to a separate License Agreement. In no event shall Tenant utilize a number of parking spaces greater than the Parking Ratio Amount set forth in Paragraph 1.30.

41.	BROKERAGE COMMISSIONS

Landlord and Tenant represent and warrant, each to the other, that neither has had any dealings, negotiations or consultations with respect to the Premises or this transaction with any broker or finder, except for Broker, as defined in Paragraph 1.26 above, and that no other broker or finder called the Premises to Tenant’s attention for lease or took part in any dealings, negotiations or consultations with respect to the Premises of this Lease. Landlord shall pay the brokerage commission due. Each party hereby agrees to indemnify and save the other harmless from and against all costs, fees (including, without limitation, attorney’s fees), expense, liabilities and claims incurred or suffered by said party as a result of the representation and warranty contained in this Paragraph being untrue or false.

42.	SIGNS AND BUILDING DIRECTORY

Without the prior written approval of Landlord, which may be unreasonably withheld, Tenant shall not permit the painting or display of any signs, placards, lettering or advertising material of any kind on or near the exterior of the Demised Premises or the Building. With Landlord’s prior approval, which shall not be unreasonably withheld, Tenant may display Tenant’s name on or near the entrance to the Demised Premises in a manner and location prescribed by Landlord. Landlord will install a directory for the Building in a prominent location on the first floor of the Building. Tenant shall have the right to have its name listed in said directory.

43.	SIGNAGE

Tenant shall have no rights or claims for any signage on the exterior of the Building in which the premises are located or any building on the entire property, provided however, that subject to the Landlord’s sole and absolute discretion which may be withheld for any reason or no reason whatsoever, and further subject to the rights to exterior signage which have been or may hereafter be granted by Landlord to any other Tenants, Landlord, in its sole and absolute discretion, without any obligation to do so whatsoever, may allow Tenant, at Tenant’s sole cost and expense, and subject to all permits, authorization and approval from any governmental authority having jurisdiction over the Property, to locate on the exterior of the Building in which the Premises is located, signage allowed by law, regulation or ordinance, of a type, color, layout, size, and in a location reasonably acceptable to Landlord. Tenant shall obtain all insurance reasonably required by Landlord in connection with the construction, alteration, maintenance and installation of such signage and shall and does hereby indemnify and agree to hold Landlord harmless from any and all damage, loss, claims or suits in connection with the construction, alteration, installation or maintenance of said signage.

44.	LANDLORD’S RIGHT TO RENAME THE BUILDING

Landlord reserves the right at anytime to change the name of the Building.

45.	SEPARABILITY

If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the term of this Lease, then and in that event, it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby.

46.	LANDLORD’S LIABILITY

It is expressly understood and agreed by and between the parties hereto, anything herein to the contrary notwithstanding, that (a) each and all of the representations, warranties, covenants, undertakings and agreements herein made on the part of Lessor while in form purporting to be the representations, warranties, covenants, undertakings and agreements of such Lessor are nevertheless each and every one of them made and intended, not as personal representations, warranties, covenants, undertakings and agreements by the individual owners of such Lessor for the purpose or with the intention of binding such owner of Lessor personally, but are made and intended for the purpose only of subjecting such Lessor’s ~~interest in the Building, the land on which the Building is situated and the Premises~~ to the terms of this Lease and for no other purpose whatsoever, and in case of default hereunder by any Lessor (or default through, under or by any of its agents or representatives), Lessee shall look solely to the interests of such Lessor ~~in the Building and the land~~; (b) no owner of Lessor shall have any personal liability to pay any indebtedness accruing hereunder or to perform any covenant, either express or implied, herein contained; (c) no personal liability or personal responsibility of any sort is assumed by, nor shall at any time be asserted or enforceable against any owner of Lessor, on account of this Lease or on account of any representation, warranty, covenant, undertaking or agreement of Lessor contained in this Lease, either express or implied, or on account of any actor omission of Lessor or its agents or servants, all such personal liability, if any, being expressly waived and released by Lessee and by all persons claiming by, through or under Lessee.

47.	ROOF RIGHTS

Except as otherwise provided in this Lease, Landlord shall have the exclusive right to use all or any portion of the roof of the Building, for any purpose, including, without limitation, erecting antennae or transmitters or leasing such rights to third parties. In the event that Tenant may require equipment to be installed to facilitate its communications systems as part of its normal course of business, Tenant may install such electronic communications devices, at Tenant’s sole cost and expense, subject to Landlord’s prior written approval of Tenant’s plans and specifications, which approval shall not be unreasonably withheld, and subject to and contingent upon Tenant obtaining insurance for such equipment and improvements, and Landlord’s property in such amounts and with such companies as are reasonable approved by Landlord, and further subject to Tenant’s indemnifying and holding Landlord harmless from and against any and claims, demands, suits or damage in connection with the installation or maintenance of such equipment or improvements, and further provided that such equipment or improvements do not materially interfere (in Landlord’s sole discretion) with Landlord’s, building operations, building equipment, or the business operations or communications equipment of other Tenants located on the roof or in the Building.

48.	ACCESS

Unless there shall have occurred an event of default, and except in the event of an emergency situation as determined by Landlord in its sole discretion, Tenant shall have unrestricted access to the Premises during the term of this Lease.

49.	NO RESERVATION

The submission of this Lease for examination does not constitute a reservation of, or option for, the Demised Premises, and this Lease becomes effective only upon execution and delivery thereof by Landlord.

50.	WAIVER OF JURY TRIAL

TO THE EXTENT PERMITTED BY LAW, THE RESPECTIVE PARTIES IN THIS INSTRUMENT AGREE TO AND DO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES AGAINST THE OTHER ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, LESSEE’S USE OR OCCUPANCY OF THE UNIT, OR ANY CLAIM OF DAMAGE RESULTING FROM ANY ACT OR OMISSION OF THE PARTIES OR EITHER OF THEM IN ANY WAY CONNECTED WITH THIS LEASE OR THE UNIT.

51.	ADDITIONAL CONSTRUCTION; ADDITIONS TO BUILDING

A. Landlord shall have the exclusive right at any time, and from time to time, to use all or any part of the roof and exterior walls of the demised premises for any purpose consistent with Tenant’s quiet enjoyment of the Premises; to erect temporary scaffolds and other aids to construction on the exterior of the demised premises, provided that access consistent with Tenant’s to the demised premises shall not be materially restricted; to enter the demised premises to shore the foundations and/or walls thereof and to erect scaffolding and/or protective barriers around and about the demised premises (but not so as to preclude entry thereto); and to install, maintain, use, repair and replace pipes, ducts, conduits and wires leading through the demised premises and serving other parts of the Building or the Property in locations which will not materially interfere with Tenant’s use thereof. Tenant further agrees that Landlord may make any use it desires of the side or rear walls of the demised premises, provided that there shall be no encroachment upon the interior of the demised premises or any interference with Tenant’s quiet enjoyment of the Premises.

B. Landlord hereby further reserves the right at any time and from time to time to make alterations or additions to and build additional stories on, and to build adjoining to the Building of which the demised premises are a part (including, but not limited to, construction of a wholly or partially enclosed mall), and Tenant shall have no interest of any kind whatsoever in the said additions or additional stories or adjoining buildings. Landlord also reserves the right to construct other buildings or improvements on the Property at any time and from time to time and to make alterations thereof or additions thereto and to build additional stories on such building or buildings and to build adjoining the same and to construct double-deck, elevated or subterranean parking facilities.

C. With respect to paragraphs A and B of this Paragraph 51, Landlord shall utilize reasonable effort to minimize any interference with Tenant’s possession and use of the Premises.

D. Landlord may, from time to time, add property to, or withdraw property from, the Property. Any property so added shall thereafter be subject to the terms of this Lease and shall be included in the term “Entire Property” as used in this Lease, and any property so withdrawn by Landlord shall thereafter not be subject to the terms of this Lease and shall be excluded from the term “Entire Property” as used in this Lease; provided, however, that no such property shall be deemed added to or withdrawn from the Entire Property, unless such addition or withdrawal is designated in writing by Landlord.

E. Landlord shall not be liable in any case for any inconvenience, disturbance, loss of business or any other annoyance arising from any exercise of any or all of the rights of Landlord in this paragraph.

52.	ACCORD AND SATISFACTION

No payments by Tenant or receipt by Landlord of a lesser amount than any payment of rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue another remedy provided for in this Lease or available at law or in equity. All payments are subject to collection by Landlord.

53.	PROPERTY ADDRESS

The street address of the Entire Property and the Premises shall be as determined by the City or County in which the Property is located, and/or the United States Postal Service from time to time.

54.	TENANT’S JOINDER IN EASEMENTS, DEDICATIONS AND PLATS

Provided that Tenant’s joinder is required under applicable law to make same effective, Tenant shall from time to time, upon request from Landlord, join in a plat or plats of the Premises, and join the granting of such utility easement or road dedications as may be reasonably necessary to serve the Premises. Tenant’s joinder in any of the foregoing is on condition that there is no obligation or expense imposed upon Tenant by reason thereof, except as specifically set forth herein, and that any such plat or easement will not unreasonably interfere with the ingress and egress, quiet enjoyment, exposure or visibility of the Premises.

55.	MORTGAGEE APPROVAL

This Lease shall be specifically contingent upon any existing mortgagee having a mortgage encumbering the property of which the Premises are a part, approving this Lease as to form and content, including any purchase option or right of first refusal which may be granted herein. In the event said mortgagee shall not approve this Lease or any part thereof, the parties may elect to terminate this Lease in its entirety, or as mutually agreed between the parties, delete only such section as shall be objectionable to said mortgagee. In which event, the objectionable provision shall be removed and the Lease shall be in full force and effect as to the balance of the provisions contained herein.

56.	RADON GAS

Radon Gas is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of Radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding Radon and Radon testing may be obtained from the county public health unit.

57.	CONTINGENCY

This Lease shall be specifically contingent and conditioned at the sole and exclusive option of Landlord upon Tenant submitting accurate and current financial statements to Landlord for Landlord’s approval in its sole and absolute discretion. Such financial information shall be supplemented as required by Landlord on an annual basis during the Term of this Lease.

58.	RELOCATION

Landlord shall have the right, at any time and at Landlord’s expense, to relocate the Leased Premises on any floor of the Building provided that the new location of the Leased Premises shall be similar in dimension and that the rent for the Leased Premises shall remain unchanged. The relocation of the Leased Premises shall not affect any of the other clauses or conditions of the Lease. Landlord shall not relocate Tenant to smaller space, may only relocate Tenant once provided Tenant has been given at least 90 days’ notice and Landlord shall reimburse Tenant for all reasonable costs of such relocation, including costs of moving.

59.	TIME

Time is of the essence hereof.

60.	ENVIRONMENTAL

Tenant at no time shall use the Premises or any portion of the Building or the property in/on which the Premises are located for the disposal, storage, treatment, processing or other handling of waste, contamination, PCBs or other toxic or hazardous substances and shall not utilize or bring into the Premises any asbestos or asbestos-containing materials and shall not maintain any storage tanks or other receptacles for the storage of hazardous materials on, in or under the Premises or any portion of the property.

In addition to the foregoing, Tenant shall protect, defend, indemnify, and hold harmless Landlord and its officers, directors, shareholders, agents, contractors, employees, and attorneys (collectively, the “Indemnified Parties”) from and against any of the following to extent arising from a breach by Tenant of this Paragraph 60:

(1)	any and all claims, actions, proceedings, losses, costs, damages (actual and consequential), judgments, liabilities, obligations, causes of action, fines, penalties, or expenses (including, without limitation, attorneys’ fees and expenditures for investigation and Remediation) (collectively “Claims”) imposed upon, incurred, or suffered by or asserted against any of the Indemnified Parties by reason of the presence, disposal, escape, migration, leakage, spillage, discharge, emission, release, threatened release, handling, or transportation of Hazardous materials in, on, at, under, from, in the vicinity of, or affecting or related to the Property or any part of the Property (collectively, “Environmental Events”);

(2)	any personal injury, death, or property damage (collectively “Injuries”) arising out of or related to any of the Environmental Events;

(3)	Any lawsuit brought or threatened, settlement reached, or government hearing, investigation, inquiry, proceeding, or order (collectively, “Suits”) relating to any Hazardous Materials or any of the Environmental Events, and Violations (“Violations”) of Governmental Requirements.

61.	CONFIDENTIALITY

As and for separate consideration for Landlord’s agreement to enter into this Lease, Tenant acknowledges and agrees that the terms and conditions contained in this Agreement have been extensively negotiated between Landlord and Tenant and are personal with respect to the Tenant and may not be applicable to any other tenant in the building. Therefore, Tenant agrees to keep all terms of this Lease in strict confidence and shall not disclose or divulge the terms of this Lease with any other tenant of the Building or any third parties, except to its officers, directors, shareholders, employees, attorneys, lenders or consultants who have a need to know the provisions contained herein, or if such disclosure is compelled by court order or government agency subpoena. This provision shall survive the termination or expiration of the Lease.

62.	FINANCIAL STATEMENTS

Within ninety days after the end of each calendar year during the term of this Lease and after the end of the term of this Lease and if at any time Landlord desires to finance, refinance, or sell the Premises, or any part thereof, Tenant and any Guarantor hereby agrees to deliver to Landlord and any lender or purchaser designated by Landlord, such financial statements of Tenant and/or any Guarantor, including, without limitation, income statement and balance sheet, as may be reasonably required by such lender, purchaser or Landlord. Such statements shall include the past 3 years’ financial statements of Tenant. All such financial statements shall be received by Landlord and such lender or purchaser in confidence and shall be used only for the purposes herein set forth.

63.	SECURITY

Landlord may elect, in its sole discretion, to supply security services, either by a physical presence of security personnel or electronic surveillance means. Landlord shall have no obligation to supply or deliver security services to the Property, the Building, or any parking areas or other common areas; however, if Landlord shall elect to utilize or supply such services, any charges in connection therewith shall be deemed Operating Expenses pursuant to Section 2.5 above. BY PROVIDING SECURITY COVERAGE (OF ANY TYPE OR DURATION) AS A PART OF LANDLORD’S OPERATION OF THE PROPERTY, LANDLORD DOES NOT ASSUME ANY OBLIGATION TO, OR ACT TO, INSURE OR BECOME AN INSURER OR GUARANTOR OF THE SAFETY OF TENANT, ITS EMPLOYEES, AGENTS, CONCESSIONAIRES, LICENSEES, OR INVITEES, OR OF ANY OTHER INDIVIDUAL. TENANT AGREES TO PROMPTLY NOTIFY LANDLORD OF ANY INCIDENCES INVOLVING A BREACH OF SECURITY.

64.	ENTIRE AGREEMENT

This Lease and the Exhibits and Riders, if any, attached hereto, and incorporated herein, set forth the entire agreement between the parties concerning the Premises, and there are no other agreements or understandings between them. This Lease and any Exhibits and Riders, if any, may not be modified except by agreement in writing, executed by the Landlord and Tenant. The masculine (or neuter) pronoun, singular number shall include the masculine, feminine and neuter genders and the singular and plural number. This Lease shall be construed in accordance with, and governed by the laws of the State of Florida.

BY SIGNING THIS RENTAL AGREEMENT, THE TENANT AGREES THAT, UPON SURRENDER OR ABANDONMENT AS DEFINED BY THE FLORIDA STATUTES, THE LANDLORD SHALL NOT BE LIABLE OR RESPONSIBLE FOR THE STORAGE OR DISPOSITION OF THE TENANT’S PERSONAL PROPERTY.

IN WITNESS WHEREOF, the respective parties have hereunto set their hands and seals and/or affixed their corporate seals and caused these presents to be executed by their duly authorized officers the date first written above.

SIGNED, SEALED AND DELIVERED
IN THE PRESENCE OF:
TENANT:
EDIETS, INC., a Delaware corporation
WITNESS:
		By:	/s/ Kevin A. Richardson, II

Name:		Name:	Kevin A. Richardson, II
	(Print/Type)		(Print/Type)

Name:
(Print/Type)

LANDLORD:
555 ANDREWS, LLC, a Florida limited liability company
WITNESS:
		By:	/s/ Dana M. Scheer
Dana M. Scheer, Associate Manager
Name:
(Print/Type)

Name:
(Print/Type)

RULES AND REGULATIONS

1. The entries, passages, corridors, halls, elevators, and stairways shall not be obstructed by Tenants for any purpose and shall only be used for ingress and egress to and from their respective Premises. No mats or other objects shall be permitted in the public corridors.

2. The doors, windows, sash doors and any lights that reflect or admit light into the halls other places of the Building shall not be covered or obstructed, except as may be approved by Landlord, or performed as part of the Work Supplement Letter. The water and wash closets and urinals shall not be used for any purposes other than those for which they were constructed, and no injurious substance of any kind whatsoever shall be thrown therein, and the expense of any breakage, stoppage or damage resulting from a violation of this rule shall be borne by Tenant or Tenants who, or whose clerks, agents or servants shall cause it. Tenants, their agents and employees shall put out all lights and close and lock all entrance doors upon leaving the Premises.

3. Tenant agrees that no sign, advertisement or notice shall be inscribed, painted or affixed on any part of the inside or outside of the Building except on the entrance office doors or as otherwise allowed under this Lease and then only if of such size, color and style as Landlord shall determine. At the option of Landlord, only the sign painters designated by Landlord shall be employed by Tenant for this work. A directory will be provided in the main entrance hall at the expense of Landlord. No awnings, coverings, air-conditioning units or other fixtures shall be affixed to any of the windows in the Premises.

4. Tenants, clerks, servants or visitors entering the Building after 6:00 p.m. on weekdays, after 1:00 p.m. on Saturdays and on Sundays or holidays must sign the register in the entrance hall, if any be kept there, for such purpose on entering and on leaving.

5. Landlord shall have power to prescribe the weight and position of iron safes and machinery, and they shall in all cases stand on two (2) inch thick plant to distribute the weight, and the expense of repairing any damage done to the Building by installing or removing a safe or machinery, or by the same while on the Premises, shall be borne by Tenant. Safes and machinery shall not be moved into or out of the Building except by persons approved of and at times fixed by Superintendent and solely at Tenant’s risk and expense. No freight, furniture, packages or bulky matter of any description will be received in the Building or carried up or down in the elevators, except during the hours designated by Landlord except for deliveries of specimens or laboratory samples which may be delivered during Tenant’s business hours. Tenant agrees that all machines or machinery placed in the Premises by Tenant will be erected and placed so as to prevent any vibration or annoyance to any other of the Tenants in the Building of which the Premises are a part, and it is agreed that upon written request of Landlord, Tenant will, within ten (10) days after the mailing of such notice, provide approved settings for the absorbing, preventing, or decreasing of noise from any or all machines or machinery placed in the Premises.

6. No lamp, fixture or appliance of any sort shall be attached to or connected with gas or electric fixtures, if any, within the Premises, except such as are furnished or approved by Landlord, nor shall Tenant install or operate in the Premises any electrically operated equipment or other equipment of any kind or nature whatsoever which will involve the consumption of electricity or water, or may necessitate any changes or additional to or require the use of the water, plumbing, heating, air-conditioning, electrical system of the Premises, without the prior written consent of Landlord.

7. Nothing shall be thrown by Tenants, their clerks or servants, out of the windows or doors, or down the passageways of the Building, nor shall anything whatsoever be kept or placed on the window sills or ledges. Tenants shall not make or permit their clerks or servants to make improper noises, or play musical instruments in the Premises, or interfere in any way with other Tenants, or those having business with them, nor shall animals or birds be brought or kept in or about the Building.

8. Tenant is not allowed to have any cooking utensils or to do any cooking of any kind whatsoever on the Premises or other portions of the Building, except that Tenant shall be authorized to have a small microwave oven and toaster oven in its designated lunch room area; nor to permit any vending machines on the Demised Premises for the sale of dispensing of food and/or drinks and/or any other merchandise, except to employees, guests or invites of Tenant, and not for general commercial sale; nor to permit or allow any third persons to deliver food and/or drinks into the Premises for consumption or storage on the Premises without Landlord’s written approval; nor to have any sleeping apartments nor use the Premises or any part thereof for the purpose of sleeping therein.

9. No Tenants or any of their employees, agents, or visitors shall at any time keep or have on the Premises any kerosene, camphors, benzine, naphtha, gasoline or any inflammable or combustible fluid, chemical or explosive during the term of this Lease.

10. If Tenants desire telegraphic or telephonic connections, landlord or its agents shall direct the electricians as to where and how the wires are to be introduced, and without such directions no boring or cutting of wires will be permitted. No antennas will be permitted, except those required for Tenant’s business operation, which shall be located on the roof of the Building, and shall be subject to Landlord’s reasonable consent, shall not be visible from the street, and shall fully comply with all governmental, laws, rules and ordinances, including building code requirements and further provided, that they shall not increase the cost of insurance on the Building or act to void any insurance coverage.

11. No additional locks or bolts of any kind shall be placed upon any of the doors or windows, by any Tenant, and each Tenant must deliver two (2) sets of duplicate keys(s) to Landlord upon request and shall deliver notice to Landlord of any electronic By-Pass Code. Upon the termination of his tenancy, Tenant shall return to Landlord all keys of offices and toilet rooms, either furnished to or otherwise procured by such Tenant, and in the event of the loss of keys, such Tenant shall pay to Landlord the cost thereof.

12. Landlord shall be in no way responsible to any Tenant for any loss of property from the Premises, however occurring, or for any damage to the furniture or other effects of any Tenant by the Superintendent or any of Landlord’s other employees.

13. No Tenant shall occupy or permit any portion of the Premises demised to him to be occupied as an office for a barber, manicure, or chiropodist shop, or as an employment bureau or school, or for the sale of newspapers, periodicals, magazines, theater tickets, liquor, narcotics, illegal substances or tobacco in any form. No Tenant shall engage or pay any employees on the Demised Premises, except those actually working for such Tenant on said Premises, or advertise for laborers giving an address at the said Premises.

14. In case Landlord shall, in the exercise of any right herein granted, store any personal property, belonging to Tenant, landlord shall have the further right to dispose or such property by sale or otherwise upon two weeks’ notice in writing for that purpose. If Landlord shall sell any such property, Landlord shall be entitled to retain from the proceeds thereof the expenses of the sale and cost of storage.

15. Landlord shall have the right to prohibit any advertising by Tenant, which in Landlord’s sole opinion is harmful to the Building, its reputation or its desirability as a first-class office building. Tenant shall discontinue such advertising immediately upon written notification by Landlord.

16. Landlord reserves the right at all times to exclude newsboys, loiterers, from the Building and to require registration or satisfactory identification or credentials from all person seeking access to any part of the Building outside ordinary business hours or to establish electronic entry or registration. Landlord will exercise its best judgment in the execution of such control but not be liable for the granting or refusal of such access.

17. Landlord reserves the right at all times to exclude the general public from the Building upon such days and at such hours as in Landlord’s sole judgment will be in the best interest of the Building and its Tenants, but Landlord shall utilize its best efforts not to exercise this right in such a manner as to interfere with the use, occupancy and business of the Tenant.

18. No wires of any kind or type (including but not limited to T.V. and radio antennas) shall be attached to the outside of the Building and no wires shall be run or installed in any part of the Building without Landlord’s prior written consent.

19. If the Premises are furnished with carpeting, Tenant shall provide a plexiglass or comparable carpet protection mat for each desk chair customarily used by Tenant. For default or carelessness in these respects, Tenant shall pay Landlord the cost of repairing or replacing said carpet, in whole or in part, as additional rent when such repair or replacement is reasonably necessary.

20. Tenant shall keep all doors to Premises and the Building, including front doors and stairway doors, closed at all times except for ingress and egress to the Premises.

21. All installations in the Common Telephone/Electrical Equipment Rooms shall be limited to terminal boards and connections. All other electrical equipment must be installed within Tenant’s Office Space.

22. It is expressly understood and agreed that any items of any nature whatsoever placed in Common Areas (i.e., hallways, restrooms, elevators, parking garage, storage areas and equipment rooms) are placed at the Tenant’s sole risk and Landlord assumes no responsibility whatsoever for any loss or damage as regards said items.

23. Landlord may remove and discard any newspapers or other advertising materials left outside the entry to the Building which are addressed to occupant or have no specific addressee or such materials that are left in such areas for more than two hours after normal opening hours of the entry.

24. In order that the Building may be kept in a state of cleanliness, each Tenant shall during the term of each respective lease, permit Landlord’s employees (or Landlord’s agents’ employees) to take care of and clean the Common Areas after 5:30 p.m. without hindrance and Tenants shall not employ any person(s) other than Landlord’s employees (or Landlord’s agents’ employees) for such purpose. No Tenant shall cause any unnecessary labor by reason of such Tenant’s carelessness or indifference in the preservation of good order and cleanliness of the Leased Premises. Tenants will see that (i) the doors are securely closed and (ii) all water faucets and other utilities are shut off (so as to prevent waste or damage), each day before leaving the Leased Premises. In the event Tenant must dispose of crates, boxes, etc. which will not fit into office waste paper baskets, it will be the responsibility of Tenant to dispose of same. In no event shall Tenant set such items in the public hallways or other areas of the Building or garage facility, excepting Tenant’s own Leased Premises, for disposal.

25. Tenant shall give Landlord prompt notice of all accidents to or defects in air conditioning equipment, plumbing, electrical facilities or any part of or appurtenances of the Leased Premises.

26. All contractors and/or technicians performing work for Tenant within the Leased Premises shall be referred to Landlord for approval before performing such work. This shall apply to all work including, but not limited to, installation of telephones, computer equipment, electrical devices and attachments, and all installations affecting floors, walls, windows, doors, ceilings, equipment or any other physical feature of the Building, Leased Premises or Common Areas. None of this work shall be done by Tenant without Landlord’s prior written approval. Window treatments of any kind require Landlord’s prior written approval.

27. Landlord reserves the right to modify the foregoing rules and regulations, or any of them and to make such other and further rules and regulations as in its absolute judgment may from time to time be needed for the reputation, safety, care and cleanliness of the Building, and for the preservation of good order therein, and any such other and further rules and regulations shall be binding upon the parties hereto with the same force and effect as if they had been inserted at the time of the execution hereof.